UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 2, 2008

SIRTRIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51171	20-1410189
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Technology Square, Cambridge, Massachusetts 02139

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (617) 252-6920

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Officers; Compensatory Arrangements of Certain Officers

Compensatory Awards to Executive Officers

On January 2, 2008, the Board of Directors of Sirtris Pharmaceuticals, Inc. (the “Company”) approved the following compensatory actions for the executive officers of the Company:

•    An increase in base salaries as follows: (a) the base annual salary for Christoph Westphal, President and Chief Executive Officer was increased to $450,000; (b) the base annual salary for Garen Bohlin, Chief Operating Officer was increased to $330,000; (c) the base annual salary for Peter Elliott, Senior Vice President, Head of Development was increased to $322,500; and (d) the base annual salary for Michael Jirousek, Senior Vice President, Research was increased to $290,000.

•    An award of cash bonuses based upon the achievement of 2007 corporate performance goals, in each case consistent with the terms of the Company’s previous disclosure as follows: (a) Christoph Westphal received a bonus of $183,800; (b) Garen Bohlin received a bonus of $93,100; (c) Peter Elliott received a bonus of $92,800; and (d) Michael Jirousek received a bonus of $82,200.

•    An award of stock options under the Company’s 2004 Stock Option and Restricted Stock Plan (the “Plan”) as follows: (a) Christoph Westphal was granted an option to purchase 150,000 shares; (b) Garen Bohlin was granted an option to purchase 55,000 shares; (c) Peter Elliott was granted an option to purchase 42,500 shares; and (d) Michael Jirousek was granted an option to purchase 32,500 shares. The options vest as to 25% of such shares on January 2, 2009, with the remainder of shares to vest in equal quarterly installments (rounded down to the nearest whole share except for the last installment, which shall vest as to the remaining unvested shares) over the next 12 quarters ending March 31, June 30, September 30 and December 31 following January 2, 2009.

•    An award of restricted stock under the Plan as follows: (a) Christoph Westphal was awarded 150,000 shares; (b) Garen Bohlin was awarded 55,000 shares; (c) Peter Elliott was awarded 42,500 shares; and (d) Michael Jirousek was awarded 32,500 shares. The awards vest as to 20% of such shares on January 1, 2010, 30% of such shares on January 1, 2011 and 50% of such shares of January 1, 2012, provided that, the portion of the shares that would otherwise vest on January 1, 2012 will vest earlier if certain business development goals are met.

Resignation and Election of Directors

On January 2, 2008, each of Alan Crane and John Freund announced his resignation as a director of the Company effective January 2, 2008. Mr. Freund served on the Company’s Compensation and Audit Committees.

On January 2, 2008, the Board of Directors of the Company, upon recommendation from the Company’s Nominating and Governance Committee, voted to appoint Jeffrey Capello as a director of the Company, effective January 2, 2008. Mr. Capello was elected to fill the vacancy created by Mr. Crane’s resignation and will be slated to stand for re-election at the Company’s 2008 Annual Meeting of Stockholders. Mr. Capello was appointed to the Audit Committee. Mr. Capello will receive fees consistent with those fees received by the existing directors for service as a director of the Company. A copy of the Company’s press release announcing Mr. Capello’s appointment is attached hereto as Exhibit 99.1 and the information contained therein is incorporated herein by reference.

Amendments to Executive Agreements

On January 2, 2008, upon a recommendation of the Compensation Committee of the Board of Directors, the Company entered into amended and restated employment agreements with Christoph Westphal, Garen Bohlin, Peter Elliott and Michael Jirousek, to make the payments and benefits payable to these executive officers in certain circumstances more consistent with each other and reflective of current market terms for similarly situated executives. The agreements provide that a certain percentage of the options and restricted stock held by each of these executive officers, other than Mr. Westphal, will vest upon a change in control (as defined in the agreements), and the remainder of the options and restricted stock will vest upon termination by the Company without cause (as defined in the agreements) or by the employee for good reason (as defined in the agreements) within a certain time period following the change in control. Mr. Westphal’s employment agreement was amended to provide that all of Mr. Westphal’s unvested options, in addition to his restricted stock, will fully vest upon a change in control. Additionally, if any of Messrs. Westphal, Bohlin, Elliott or Jirousek is terminated during a specified period following a change in control without cause or for good reason, each officer, other than Mr. Westphal, will each receive a lump sum payment equal to 12 months base salary. Mr. Westphal will receive a lump sum payment equal to 18 months of base salary. Each executive officer will also receive a pro-rata portion of the target bonus he would have received for the year in which the termination occurs.

Upon termination by the Company without cause or by the employee for good reason, or in the event of death or disability, each executive officer will receive a severance payment equal to 12 months of base salary. These executive officers will also receive continuation of their benefits, at the Company’s expense, during the severance period. All options and restricted stock held by the executive officers shall vest as to an additional twelve months of vesting; provided that for restricted stock, a minimum of 25% of the unvested shares shall vest. In addition to these severance payments and benefits, the executive officer will receive a pro-rata portion of the target bonus he would have received for the year in which the termination occurs.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release issued by the Company dated January 2, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sirtris Pharmaceuticals, Inc.

Date: January 2, 2008	By:	/s/ Christoph Westphal
		Name:	Christoph Westphal
		Title:	President and Chief Executive Officer

EXHIBIT LIST

99.1	Press Release issued by the Company dated January 2, 2008.